Exhibit 10.1

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SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Luan Pham (the “Executive”) and Byrna Technologies Inc., a Delaware corporation, on behalf of itself and its subsidiaries and affiliates (collectively, the “Company”). The Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Executive has been employed by the Company, most recently as President of the Company;

WHEREAS, the Company has determined to terminate the Executive’s employment without Cause, and the Executive’s employment with the Company will terminate effective June 13 th , 2026 (the “Separation Date”);

WHEREAS, the terms and conditions of the Executive’s employment are governed by, among other things, that certain offer letter between the Executive and the Company dated March 17, 2026 (the “Offer Letter”), the Byrna Technologies Inc. Executive Severance Plan, as amended from time to time (the “Severance Plan”), and the Executive’s participation agreement thereunder dated September 18, 2025 (the “Participation Agreement”);

WHEREAS, the Executive’s receipt of the severance benefits described herein is conditioned upon the Executive’s execution and non-revocation of this Agreement, including the general release of claims set forth herein, and this Agreement is intended to constitute the “Release” required under Section 6.01(c) of the Severance Plan, which must become effective and irrevocable within sixty (60) days following the Separation Date; and

WHEREAS, the Parties wish to resolve fully and finally all matters between them relating to the Executive’s employment and the termination thereof on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Separation from Employment; Resignation from Positions

The Executive’s employment with the Company shall terminate effective as of the close of business on the Separation Date. The Parties acknowledge and agree that the termination of the Executive’s employment is a termination by the Company without “Cause” (as defined in the Severance Plan) and is not a termination following a Change in Control under the Severance Plan. Effective as of the Separation Date, the Executive hereby resigns from the position of President and from any and all other offices, directorships, managerships, committee memberships, trusteeships, and fiduciary positions the Executive holds with the Company and each of its subsidiaries and affiliates, and the Executive agrees to promptly execute any documents reasonably necessary to effectuate such resignations. The Executive acknowledges that, except as expressly provided in this Agreement, the Offer Letter, the Severance Plan, the Participation Agreement, and the applicable equity plans and award agreements, the Executive is not and shall not be entitled to any further compensation, wages, bonuses, commissions, equity, or other consideration or benefits from the Company.

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2. Final Wages and Accrued Obligations

In accordance with Nevada Revised Statutes (“NRS”) 608.020, the Company shall pay to the Executive all wages and compensation earned and unpaid as of the Separation Date, including all earned but unpaid base salary through the Separation Date, immediately upon the Separation Date, notwithstanding any contrary payment-timing provision of the Severance Plan. Consistent with Section 4.01(c) of the Severance Plan, the Company shall also pay or provide to the Executive (a) any unreimbursed reimbursable business expenses incurred through the Separation Date, in accordance with the Company’s expense reimbursement policy and subject to timely submission of supporting documentation; (b) the Executive’s rights and benefits under the employee benefit plans of the Company in which the Executive then participates, in accordance with the terms of those plans; and (c) any previously earned but unpaid annual bonus for a completed calendar year prior to the Separation Date, if any. The Executive acknowledges that the Executive participates in the Company’s unlimited paid time off program, under which paid time off does not accrue, and that the Executive is therefore not entitled to any payment in respect of accrued but unused paid time off. The payments and reimbursements described in this Section 2 shall be made regardless of whether the Executive executes this Agreement and do not constitute consideration for the releases set forth herein.

3. Separation Benefits

In consideration for, and subject to, the Executive’s (i) execution and non-revocation of this Agreement and (ii) continued compliance with the obligations set forth herein and in the Continuing Obligations (as defined in Section 15), the Company shall provide the Executive with the following severance benefits, to which the Executive acknowledges the Executive would not otherwise be entitled (collectively, the “Separation Benefits”):

(a) Cash Severance. Cash severance equal to 1.0 times the Executive’s annual base salary in effect immediately prior to the Separation Date, in the gross amount of Three Hundred Eighty Thousand Dollars ($380,000), less all applicable federal, state, and local taxes and authorized withholdings (the “Cash Severance”). Consistent with Section 4.01(a) of the Severance Plan, the Cash Severance shall be paid in substantially equal installments over the twelve (12)-month period following the Separation Date, in accordance with the Company’s regular payroll practices (but no less frequently than monthly), commencing on the sixty-first (61st) day following the Separation Date, provided that this Agreement has become effective and irrevocable, and the first installment shall include all amounts that would otherwise have been paid during the period from the Separation Date through the date of the first payment. Each installment shall be treated as a separate payment for purposes of Section 409A (as defined in Section 25), and the timing of payments is subject to Section 25.

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(b) COBRA Benefit Continuation. If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (29 U.S.C. § 1161 et seq.) (“COBRA”) for the Executive and the Executive’s eligible dependents, then, consistent with Section 4.01(b) of the Severance Plan, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive during the Benefit Continuation Period, with each such reimbursement paid by the last calendar day of the month immediately following the month in which the Executive timely remits the premium payment. The “Benefit Continuation Period” begins on the Separation Date and ends on the earliest of (i) the date that is twelve (12) months after the Separation Date, (ii) the date the Executive becomes eligible for substantially similar coverage under another employer’s group health plan, and (iii) the date the Executive is no longer eligible for COBRA continuation coverage. The Executive shall promptly notify the Company in writing upon becoming eligible for coverage under another employer’s plan during such period. Notwithstanding the foregoing, if the Company determines that providing this benefit would violate the nondiscrimination rules applicable to non-grandfathered group health plans or would result in the imposition of penalties under the Patient Protection and Affordable Care Act, the Company shall reform this provision in the manner necessary to comply with applicable law while providing a substantially equivalent economic benefit to the extent permitted.

(c) Pro-Rata Short-Term Incentive Payment. In accordance with Section 6 of the Offer Letter, the Company shall pay the Executive a lump-sum cash payment equal to the product of (i) the Executive’s annual target short-term incentive of Three Hundred Four Thousand Dollars ($304,000) (being eighty percent (80%) of the Executive’s annual base salary) and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the applicable 2026 performance year through and including the Separation Date, and the denominator of which is the total number of days in such performance year (the “Pro-Rata STI Payment”), which the Parties agree equals the gross amount of $145,170.00 based on a Separation Date of June 13, 2026, less all applicable federal, state, and local taxes and authorized withholdings. The Pro-Rata STI Payment shall be paid in a single lump sum on the sixty-first (61st) day following the Separation Date, provided that this Agreement has become effective and irrevocable, and the timing of such payment is subject to Section 25. The Pro-Rata STI Payment is paid in full satisfaction of any pro rata short-term incentive payment described in Section 6 of the Offer Letter.

(d) No Other Severance Benefits. Except as expressly set forth in this Section 3, in Section 2 (Final Wages and Accrued Obligations), and in Section 4 (Treatment of Equity Awards), the Executive shall not be entitled to any other compensation, severance, or benefits from the Company of any kind, including, without limitation, any annual or other cash bonus or incentive compensation, except as may be required by applicable law. The Executive acknowledges and agrees that the Separation Benefits constitute consideration in addition to anything of value to which the Executive is already entitled and are conditioned upon the Executive’s execution and non-revocation of, and compliance with, this Agreement.

1 Total figure here represents bonus calculation from December 1, 2025, through March 16, 2026, at a target of $330,000/ 75% for a payment of $71,877.00, plus a calculation from March 17, 2026, through June 12, 2026, of $380,000.00/ 80% for a payment of $73,293.00, for a total combined payment of $145,170.00, as noted above.

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4. Treatment of Equity Awards

(a) Promotion Retention Equity Award (Full Acceleration). The Company acknowledges and agrees that, pursuant to Section III.B.3 of the Executive’s time-based Restricted Stock Unit Award Agreement and Section III.C.3 of the Executive’s performance-based Restricted Stock Unit Award Agreement, each dated as of March 17, 2026 (together, the “Retention Award Agreements”), the termination of the Executive’s employment by the Company without Cause within twelve (12) months following the March 17, 2026 grant date causes the time-based and performance-based vesting conditions of the Retention Award to be deemed satisfied in full (and, with respect to the 10,405 performance-based units, the volume-weighted average price performance condition set forth in Section III.B of the performance-based Retention Award Agreement is waived and of no effect, Section III.C.3 thereof operating notwithstanding the vesting conditions of Sections III.A and III.B), and accordingly all 20,810 restricted stock units subject to the Retention Award (comprising 10,405 time-based restricted stock units and 10,405 performance-based restricted stock units) shall vest in full and become non-forfeitable as of the Separation Date. The shares underlying the Retention Award shall be issued and settled in accordance with Section VI of the applicable Retention Award Agreements and the Plan, net of applicable tax withholding (which the Company may satisfy by withholding shares otherwise deliverable); provided that, because the Executive is a “specified employee” within the meaning of Section 409A, settlement shall, to the extent required to comply with Section 409A, be delayed until the first business day following the date that is six (6) months after the Separation Date (or, if earlier, the date of the Executive’s death). The Parties acknowledge that the vesting of the Retention Award occurs by reason of the qualifying termination under the Retention Award Agreements and is not additional consideration for the releases set forth in this Agreement.

(b) Forfeiture of Unvested Awards. Except for the Retention Award described in Section 4(a) and the vested awards described in Section 4(c), all equity awards held by the Executive that remain unvested as of the Separation Date shall be forfeited and canceled as of the Separation Date for no consideration, in accordance with the terms of the applicable equity incentive plan and award agreement(s), none of which provides for accelerated vesting upon a termination by the Company without Cause occurring outside of a change-in-control context or before the applicable acceleration window has opened. Without limiting the foregoing, the following awards shall be forfeited as of the Separation Date: (i) the Executive’s 2026 annual long-term incentive time-based and performance-based restricted stock units granted March 17, 2026 (which, by their terms, accelerate only upon death or disability, a qualifying change-in-control termination, or, in the case of the performance-based units, a termination by the Company without Cause on or after December 1, 2027); and (ii) the Executive’s 2025 annual performance-based restricted stock units granted May 2, 2025 (which, by their terms, accelerate only upon death or disability, a qualifying change-in-control termination, or a termination by the Company without Cause on or after December 1, 2026), together with the then-unvested portion of the Executive’s 2025 annual time-based restricted stock units granted May 2, 2025.

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(c) Vested Awards Retained. The portion of the Executive’s 2025 annual time-based restricted stock units (granted May 2, 2025) that vested on May 2, 2026 shall be retained by the Executive and settled in accordance with the terms of the applicable award agreement, together with any other equity awards held by the Executive that have vested (and, if applicable, settled) on or before the Separation Date.

(d) Governing Plan Documents. The Executive’s rights with respect to all equity-based awards are governed exclusively by the terms of the applicable equity incentive plan and award agreement(s), as in effect from time to time, and nothing in this Agreement shall be construed to amend, modify, or supersede the terms of any such plan or award agreement except as expressly set forth herein.

5. Acknowledgment Regarding Incentive Compensation

Except for the Pro-Rata STI Payment provided in Section 3(c), the Executive acknowledges and agrees that no short-term incentive, annual cash bonus, or other incentive compensation award has been earned by, has vested in, or is or will be payable to the Executive in respect of the 2026 performance year, and that the Executive is not entitled to, and hereby irrevocably waives and relinquishes any and all rights to, any such award. Without limiting the generality of the foregoing, the Executive specifically acknowledges, understands, and agrees that the Executive is waiving and relinquishing any right or claim the Executive may have or assert to a pro rata or other short-term incentive or bonus payment for the 2026 performance year in excess of the Pro-Rata STI Payment, including any actual or program-based short-term incentive award under Section 4 of the Offer Letter or the Company’s short-term incentive program, and that any such excess amount is included within, and released by, the Released Claims set forth in Section 6. The Executive further acknowledges that no short-term incentive program, bonus plan, or performance goals for the 2026 performance year have been approved or established by the Compensation Committee of the Board of Directors. For the avoidance of doubt, this Section 5 does not waive (i) the Pro-Rata STI Payment provided in Section 3(c) or (ii) any previously earned but unpaid annual bonus for a completed calendar year prior to the Separation Date that is payable as an accrued obligation under Section 4.01(c)(v) of the Severance Plan and Section 2 of this Agreement, if any.

6. General Release of Claims by the Executive

In exchange for the Separation Benefits and other good and valuable consideration set forth in this Agreement, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, successors, assigns, representatives, and any other person or entity claiming by, through, or under the Executive, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of its parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of their respective past and present officers, directors, managers, members, stockholders, employees, agents, attorneys, insurers, employee benefit plans, plan administrators, and representatives (collectively, the “Releasees”), from any and all claims, demands, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, and liabilities of every kind, nature, and description, whether known or unknown, suspected or unsuspected, accrued or unaccrued, in law or in equity, that the Executive ever had, now has, or hereafter may have against any of the Releasees from the beginning of time through the date the Executive signs this Agreement (collectively, the “Released Claims”).

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Without limiting the generality of the foregoing, the Released Claims include, but are not limited to, any and all claims arising out of or in any way related to the Executive’s employment with the Company, the terms and conditions thereof, the Executive’s compensation and benefits, and the termination of such employment, including:

Nevada Statutes. Any and all claims arising under Nevada statutory, regulatory, constitutional, or common law, including, without limitation: the Nevada Fair Employment Practices Act and the unlawful employment practices provisions of NRS 613.310 to 613.435, inclusive (including, without limitation, NRS 613.330 (discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity or expression, age, disability, national origin, or discussion of wages), NRS 613.333, NRS 613.340 (retaliation), and NRS 613.345); the Nevada Pregnant Workers’ Fairness Act (NRS 613.4353 to 613.4383, inclusive); the wage and hour provisions of NRS Chapter 608 (including, without limitation, NRS 608.016, 608.017, 608.018, 608.019, 608.020, 608.030, 608.040, 608.050, 608.0197, and 608.0198); the Nevada minimum wage laws and Section 16 of Article 15 of the Nevada Constitution; the Nevada Occupational Safety and Health Act (NRS Chapter 618); and any other Nevada statute, regulation, executive order, ordinance, or common law.

Federal Statutes. Any and all claims arising under federal law, including, without limitation: Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.); the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) (the “ADEA”), as amended by the Older Workers Benefit Protection Act (the “OWBPA”); the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), as amended by the ADA Amendments Act of 2008; the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.); the Fair Labor Standards Act (29 U.S.C. § 201 et seq.); the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1001 et seq.) (excluding claims for vested benefits); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); the Genetic Information Nondiscrimination Act of 2008; the Equal Pay Act of 1963; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Sarbanes-Oxley Act of 2002; and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Common Law and Other Claims. Any and all claims for breach of contract (express or implied), breach of the implied covenant of good faith and fair dealing, wrongful or constructive discharge, retaliation, defamation, fraud, misrepresentation, intentional or negligent infliction of emotional distress, invasion of privacy, tortious interference, negligence, promissory estoppel, quantum meruit, unjust enrichment, and any and all claims for wages, bonuses, commissions, severance, vacation pay, sick pay, equity, stock, restricted stock units, performance share units, profit-sharing, expense reimbursement, attorneys’ fees, costs, interest, or other compensation or benefits of any kind.

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7. Acknowledgment Regarding Wages

The Executive specifically, knowingly, and voluntarily acknowledges and agrees that the Released Claims include, and that the Executive is hereby releasing, any and all claims under NRS Chapter 608 and any other applicable Nevada or federal wage and hour law, including, without limitation, any claims for unpaid wages, unpaid overtime, unpaid commissions, unpaid bonuses, untimely payment of wages, waiting-time or continuation penalties under NRS 608.040 and NRS 608.050, retaliation, liquidated or treble damages, attorneys’ fees, and costs. The Executive acknowledges that this release of wage-related claims is supported by valuable consideration to which the Executive would not otherwise be entitled, and that the Executive has received all wages, overtime, commissions, accrued compensation, and other amounts owed by the Company through the Separation Date, other than amounts payable pursuant to Section 2.

8. ADEA Release; OWBPA Acknowledgments

The Executive acknowledges and agrees that the Released Claims include any and all claims under the ADEA arising on or before the date the Executive signs this Agreement. By signing this Agreement, the Executive acknowledges and agrees as follows:

(a) The Executive has read this Agreement carefully and understands all of its terms;

(b) The Executive is, by this Agreement, releasing the Releasees from any and all claims the Executive may have against them, including claims under the ADEA;

(c) The Executive knowingly and voluntarily agrees to all of the terms set forth in this Agreement and is signing this Agreement in exchange for consideration in addition to anything of value to which the Executive is already entitled;

(d) The Executive is not waiving any rights or claims under the ADEA that may arise after the date the Executive signs this Agreement;

(e) The Executive has been advised in writing, and is hereby advised in writing, to consult with an attorney of the Executive’s choice before signing this Agreement;

(f) The Executive has been given a period of at least twenty-one (21) days from the date the Executive first received this Agreement within which to consider this Agreement before signing it. If the Executive signs this Agreement before the expiration of such 21-day period, the Executive acknowledges that the Executive has done so knowingly and voluntarily and waives the remainder of the 21-day period. The Executive further acknowledges that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

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(g) The Executive has been given a period of seven (7) days following the Executive’s execution of this Agreement within which to revoke this Agreement (the “Revocation Period”). To revoke, the Executive must deliver a written notice of revocation to Sandra Driscoll, Byrna Technologies Inc., 100 Burtt Road, Suite 115, Andover, Massachusetts 01810, or by email to sdriscoll@byrna.com, before the expiration of the Revocation Period; and

(h) This Agreement shall not become effective or enforceable until the Revocation Period has expired without revocation by the Executive. If the Executive revokes this Agreement during the Revocation Period, this Agreement shall be null and void, and the Executive shall not be entitled to the Separation Benefits.

9. Excluded Claims; Protected Rights

Notwithstanding anything to the contrary in this Agreement, the Released Claims do not include, and the Executive is not waiving or releasing, any of the following: (a) any claim that cannot be waived as a matter of law, including claims for unemployment insurance benefits and workers’ compensation benefits; (b) any claim for vested benefits under any employee benefit plan of the Company governed by ERISA; (c) any rights to indemnification or advancement of expenses under the Company’s certificate of incorporation, bylaws, any indemnification agreement to which the Executive is a party, the Severance Plan, or applicable directors’ and officers’ liability insurance policies, as further provided in Section 20; (d) any rights as a stockholder of the Company; (e) any right to enforce this Agreement or to receive the Separation Benefits; (f) the Executive’s vested and accrued rights, if any, with respect to the Retention Award as described in Section 4(a); and (g) any claim arising after the date the Executive signs this Agreement.

Nothing in this Agreement, including the release, confidentiality, non-disparagement, and cooperation provisions, shall be construed to prohibit or restrict the Executive from: (i) filing a charge or complaint with, providing information to, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Nevada Equal Rights Commission, the Office of the Labor Commissioner of the State of Nevada, the Office of the Nevada Attorney General, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”); (ii) communicating directly with, responding to any inquiry from, or providing testimony before any Government Agency or self-regulatory organization regarding any possible violation of law; (iii) exercising any rights the Executive may have under Section 7 of the National Labor Relations Act; or (iv) discussing or disclosing information about unlawful acts in the workplace, including, without limitation, harassment, discrimination, or any other conduct the Executive has reason to believe is unlawful. The Executive does not need the Company’s prior authorization to engage in any such conduct and is not required to notify the Company that the Executive has engaged in any such conduct. However, the Executive waives the right to recover any individual monetary relief or other individual remedies in connection with any such charge, complaint, or proceeding, except that the Executive does not waive any right to receive an award for information provided to any Government Agency under any government-administered whistleblower award program, including under Section 21F of the Securities Exchange Act of 1934.

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Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), the Executive is hereby notified that: (A) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (C) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10. Waiver of Unknown Claims

The Executive acknowledges and agrees that the general release set forth in Section 6 extends to all Released Claims, whether known or unknown, suspected or unsuspected, and the Executive expressly waives and relinquishes any and all rights and benefits the Executive may have under any statute, regulation, or common-law principle that would otherwise limit the effect of a general release to those claims that the releasing party knows or suspects to exist in the releasing party’s favor at the time of execution. The Executive understands and acknowledges the significance and consequence of this waiver of unknown claims and of any such statutory or common-law protection. To the extent the Executive is or may be deemed to be a resident of, or to have claims governed by the laws of, the State of California, the Executive expressly waives the protections of California Civil Code Section 1542, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

11. No Pending Claims; Covenant Not to Sue

The Executive represents and warrants that the Executive has not filed or initiated any complaint, charge, lawsuit, arbitration, or other proceeding against any of the Releasees with any court, arbitrator, or Government Agency. Except as permitted by Section 9, the Executive covenants and agrees not to file, initiate, or join any lawsuit, arbitration, or other proceeding against any of the Releasees asserting any of the Released Claims.

12. Acknowledgments and Affirmations

The Executive hereby acknowledges, affirms, and represents to the Company as follows: (a) the Executive has received all compensation, wages, base salary, overtime, bonuses, commissions, incentive compensation, expense reimbursements, and other benefits and remuneration of any kind that are due and payable to the Executive from the Company as of the date the Executive signs this Agreement, and the Executive is owed no further compensation or benefits other than as expressly set forth in this Agreement; (b) the Executive has been granted, and has not been denied, any leave of absence to which the Executive was entitled under the Family and Medical Leave Act or any other applicable federal, state, or local leave or disability accommodation law; (c) the Executive has no known workplace injuries or occupational diseases and has reported to the Company any work-related injury or illness of which the Executive is aware; and (d) the Executive has not been retaliated against by the Company or any of the Releasees for reporting, or threatening to report, any allegations of wrongdoing, including, without limitation, any allegations of fraud, securities-law violations, accounting irregularities, discrimination, harassment, or any other unlawful conduct.

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13. Class and Collective Action Waiver

To the maximum extent permitted by applicable law, the Executive waives any right or ability to be a class, collective, or representative action plaintiff, claimant, or member, or to otherwise participate in any putative or certified class, collective, multi-plaintiff, or representative action or proceeding, against the Company or any of the Releasees, whether based on any of the Released Claims or on any claim that is not released by this Agreement. Nothing in this Section 13 shall be construed to limit any rights protected by Section 9 of this Agreement.

14. Return of Company Property

On or before the Separation Date (or promptly upon the Company’s request), the Executive shall return to the Company all property of the Company in the Executive’s possession, custody, or control, including, without limitation, all keys, access cards, credit cards, computers, mobile devices, equipment, files, records, documents, and data (in any form or medium), and any copies thereof, and shall permanently delete any Company information stored on any personal device or account, subject to the Executive’s rights under Section 9. You further agree to promptly remove, or cause to be removed, all Company names, logos, trademarks, and other Byrna branding from any vehicles, equipment, or other personal property (other than apparel and merchandise) you own or control. The Executive’s receipt of the Separation Benefits is conditioned on the Executive’s compliance with this Section 14.

15. Reaffirmation of Restrictive Covenants and Continuing Obligations

The Executive expressly acknowledges, ratifies, reaffirms, and agrees to continue to be bound by all post-employment obligations to which the Executive is subject, including, without limitation, the restrictive covenants set forth in Section 11 of the Offer Letter (including the non-competition, employee non-solicitation, customer non-solicitation, and post-termination cooperation covenants); the Employee Business Protection Agreement between the Executive and the Company dated April 29, 2026; the covenants set forth in the Restrictive Covenants annex to the Executive’s Participation Agreement under the Severance Plan (including the obligations to comply with the Company’s Insider Trading Policy and Clawback Policy and the non-disparagement covenant therein); and any and all confidentiality, non-disclosure, non-solicitation, non-competition, assignment of inventions and intellectual property, and return-of-property obligations contained in any prior agreement between the Executive and the Company, including the Prior Restrictive Covenant Agreements referenced in the Offer Letter (collectively, the “Continuing Obligations”). The Executive acknowledges and agrees that (a) the Continuing Obligations shall remain in full force and effect in accordance with their terms and shall survive the termination of the Executive’s employment and the execution of this Agreement; (b) the Continuing Obligations are reasonable and necessary to protect the legitimate business interests of the Company, including its confidential information, trade secrets, customer relationships, goodwill, and workforce, and impose no greater restraint than is required for the protection of the Company; and (c) the Separation Benefits constitute additional, independent, and valuable consideration supporting the Executive’s reaffirmation of, and continued compliance with, the Continuing Obligations.

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The Parties acknowledge that the Executive’s principal place of employment was in the State of Nevada. Accordingly, and solely for purposes of clarifying the application of the non-competition covenant in Section 11 of the Offer Letter, and without expanding the scope of any covenant, the Parties agree that, consistent with NRS 613.195: (i) the non-competition covenant shall not restrict the Executive from providing services to any former customer or client of the Company if the Executive did not solicit the former customer or client, the former customer or client voluntarily chose to leave the Company and to seek the services of the Executive, and the Executive is otherwise in compliance with the limitations of the covenant as to time, geographic area, and scope of activity to be restrained; and (ii) the restrictions imposed by the covenant are intended to be no greater than required for the protection of the Company, to impose no undue hardship on the Executive, and to be appropriate in relation to the valuable consideration supporting them. The Parties further agree that, if any limitation as to time, geographic area, or scope of activity to be restrained is found by a court of competent jurisdiction to be unreasonable, the court is authorized to revise such limitation to the extent necessary to render it enforceable and to enforce the covenant as so revised. Nothing in this Section 15 shall be construed to supersede, modify, limit, or waive the Continuing Obligations, all of which are incorporated herein by reference and shall be enforceable in accordance with their terms and the terms of this Agreement.

16. Confidentiality of Agreement

Except as required by law or as permitted by Section 9, and subject to the Company’s disclosure obligations described below, the Executive agrees to keep the terms of this Agreement confidential and shall not disclose them to any person other than the Executive’s spouse, attorneys, tax advisors, and financial advisors, each of whom shall be informed of, and agree to be bound by, this confidentiality obligation. Nothing in this Section 16 shall prohibit the Executive from disclosing the terms of this Agreement as necessary to enforce its terms. The Executive acknowledges that the Company is a publicly traded company and may be required to publicly file or disclose this Agreement and to describe its terms in filings with the Securities and Exchange Commission and other regulatory authorities and in communications with its stockholders, and that no such disclosure by the Company shall constitute a breach of this Section 16.

17. Non-Disparagement

Except as permitted by Section 9, the Executive agrees that the Executive shall not, directly or indirectly, make, publish, or communicate, or cause or direct any other person to make, publish, or communicate, any statement or communication (whether oral, written, or electronic) that is derogatory, disparaging, or reasonably likely to injure the reputation or goodwill of the Company or any of the Releasees, or that otherwise reflects adversely upon the Company’s business, products, services, financial condition, management, officers, directors, or employees, including in any interview, to any member of the media, in any internet posting, blog, message board, comment thread, or review site, or on any social media or other online platform (including, without limitation, LinkedIn, X (formerly Twitter), Facebook, Instagram, and similar services). The Company agrees that it shall instruct the members of its Board of Directors and its executive officers not to make any disparaging statements regarding the Executive. Nothing in this Section 17 shall prohibit either Party from (i) providing truthful testimony or information in response to a lawful subpoena or other legal process; (ii) making truthful statements to any Government Agency; (iii) making truthful disclosures of conduct the disclosing party reasonably believes to be unlawful; (iv) making any disclosure required by applicable law, regulation, court order, or stock exchange rule, including any disclosure required of the Company as a publicly traded company; or (v) otherwise exercising the rights protected by Section 9 of this Agreement.

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18. Neutral Reference

In response to any inquiry from a prospective employer of the Executive directed to Sandra Driscoll, the Company shall, consistent with its standard reference policy, provide only the Executive’s dates of employment and last position held, and shall not make any substantive comment on the Executive’s job performance or the reasons for the termination of the Executive’s employment. The foregoing shall not apply to (a) any disclosure required by applicable law, regulation, court order, subpoena, stock exchange rule, or other legal process; (b) any disclosure made in connection with any internal investigation, audit, regulatory inquiry, or judicial or administrative proceeding; or (c) any disclosure made in response to a request from any Government Agency.

19. Cooperation

Following the Separation Date, the Executive agrees to provide reasonable cooperation to the Company and its counsel in connection with any investigation, litigation, arbitration, regulatory or governmental inquiry or proceeding, internal investigation, audit, or other matter relating to events that occurred or facts that arose during the Executive’s employment with the Company, including by (a) being reasonably available, on reasonable advance notice and at mutually convenient times, for interviews, witness preparation, depositions, hearings, and trial; (b) providing truthful and complete information and testimony; (c) producing or assisting in the production of documents and other materials in the Executive’s possession, custody, or control; and (d) executing truthful affidavits, declarations, and other documents as may reasonably be requested by the Company. The Company shall reimburse the Executive for reasonable and documented out-of-pocket expenses (including reasonable travel and lodging expenses and, if separate counsel is reasonably necessary and approved in advance by the Company, reasonable attorneys’ fees) incurred in connection with such cooperation. For any cooperation requiring the Executive’s material involvement and substantive time commitment beyond brief telephone calls or email correspondence, the Company shall compensate the Executive at a daily rate equal to the Executive’s annual base salary in effect immediately prior to the Separation Date divided by two hundred sixty (260), prorated for any partial day based on a six (6)-hour day. Nothing in this Section 19 shall require the Executive to provide any untruthful information or testimony, shall unreasonably interfere with the Executive’s subsequent employment or other professional activities, or shall be construed to limit the Executive’s rights under Section 9.

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20. Indemnification; Directors’ and Officers’ Insurance

Nothing in this Agreement shall impair, diminish, or otherwise affect any right of the Executive to indemnification or advancement of expenses to which the Executive is entitled under the Company’s certificate of incorporation, bylaws, any written indemnification agreement between the Executive and the Company, the Severance Plan, or applicable law, in each case in respect of the Executive’s service as an officer, director, or employee of the Company or any of its subsidiaries or affiliates. The Company shall continue to cover the Executive under its directors’ and officers’ liability insurance policies (including any applicable runoff or “tail” coverage) on the same basis as the Company’s other former officers and directors, in accordance with the terms of such policies as in effect from time to time, with respect to acts or omissions occurring during the Executive’s service.

21. Clawback

The Executive acknowledges and agrees that all compensation and benefits provided under this Agreement, and all compensation previously paid or provided to the Executive, remain subject to the Company’s clawback, recoupment, and recovery policies as in effect from time to time, including any policy adopted to comply with Section 10D of the Securities Exchange Act of 1934 and the applicable listing standards of The Nasdaq Stock Market, and to any clawback or recoupment required by applicable law.

22. Continuing Securities-Law Obligations

The Executive acknowledges that, until such time as the Executive no longer possesses material non-public information concerning the Company, the Executive shall remain subject to the Company’s Insider Trading Policy and to applicable federal and state securities laws, and shall not trade in the Company’s securities while in possession of material non-public information. The Executive further acknowledges that the Executive may remain subject to the reporting and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 for a period following the Separation Date, and agrees to cooperate with the Company in connection with any filings required thereunder.

23. No Admission of Liability

This Agreement does not constitute, and shall not be construed as, an admission by the Company or any of the Releasees of any liability, wrongdoing, or violation of any law, rule, regulation, contract, or policy. The Company expressly denies any such liability or wrongdoing.

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24. Remedies for Breach; Repayment Obligation

The Executive acknowledges and agrees that the Executive’s compliance with the obligations set forth in this Agreement, including, without limitation, Sections 14 (Return of Company Property), 15 (Reaffirmation of Restrictive Covenants and Continuing Obligations), 16 (Confidentiality of Agreement), 17 (Non-Disparagement), and 19 (Cooperation), and with the Continuing Obligations, is a material inducement to the Company’s entry into this Agreement and the Company’s provision of the Separation Benefits. Consistent with the remedies set forth in the Executive’s Participation Agreement under the Severance Plan, in the event of a material breach or threatened breach by the Executive of any of the foregoing obligations or any of the Continuing Obligations, the Company shall be entitled, in addition to any and all other remedies available to it at law or in equity: (a) to cease and forfeit, effective as of the date of such breach, all unpaid Cash Severance and any other unpaid Separation Benefits; (b) to require the Executive to repay to the Company, within ten (10) business days of written demand, all Cash Severance and other Separation Benefits previously paid or provided to the Executive (including any Benefit Continuation reimbursements), less the sum of Five Hundred Dollars ($500.00), which the Parties agree shall be retained by the Executive as continuing consideration sufficient to support the general release set forth in Section 6 and the other releases, covenants, and obligations of the Executive under this Agreement, all of which shall remain in full force and effect notwithstanding any such breach; (c) to cause the forfeiture of any unvested portion of the Executive’s equity awards to the extent provided in the applicable award agreement and the Participation Agreement; and (d) to seek a temporary or permanent injunction or other equitable relief from any court of competent jurisdiction, without the necessity of showing actual damages or that money damages would be inadequate, and without the necessity of posting any bond or other security. Nothing in this Section 24 shall apply to (i) the Executive’s exercise of any rights protected by Section 9; (ii) any challenge by the Executive to the validity of the release of claims under the ADEA; or (iii) any conduct or disclosure that, as a matter of applicable law, may not form the basis for forfeiture, clawback, or other adverse action against the Executive.

25. Section 409A

This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted accordingly. Each installment of the Cash Severance and each other payment hereunder shall be treated as a separate payment for purposes of Section 409A, and the payments are intended to be exempt from Section 409A to the maximum extent permitted under the short-term deferral and separation-pay exemptions. To the extent any payment or benefit hereunder constitutes “nonqualified deferred compensation” subject to Section 409A and is payable upon the Executive’s separation from service, such payment or benefit shall be made or provided only upon the Executive’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). If the Executive is a “specified employee” within the meaning of Section 409A as of the Separation Date, then, to the extent required to avoid the imposition of additional tax under Section 409A, any payment or benefit that constitutes nonqualified deferred compensation payable on account of the Executive’s separation from service shall be delayed and paid or provided on the first business day after the date that is six (6) months following the Separation Date (or, if earlier, the date of the Executive’s death). The Company makes no representation or warranty regarding the tax treatment of any payments under this Agreement, and the Executive shall be solely responsible for any taxes, penalties, or interest imposed on the Executive in connection therewith.

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26. Tax Matters; Withholding

All payments and benefits provided under this Agreement shall be subject to withholding for all applicable federal, state, and local taxes and other authorized deductions. The Executive acknowledges that the Executive is solely responsible for the Executive’s tax liability with respect to the payments and benefits provided hereunder, and that the Company has made no representations to the Executive regarding the tax treatment of any such payments or benefits.

27. Governing Law; Forum; Waiver of Jury Trial

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to its conflict of laws principles; provided that the Continuing Obligations reaffirmed in Section 15 shall continue to be governed by the law specified in the respective agreements in which they are contained, except to the extent the mandatory provisions of Nevada law (including NRS 613.195) apply to their enforcement against the Executive as a Nevada-based employee. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Clark County, Nevada, and each Party hereby irrevocably consents to the personal jurisdiction of, and venue in, such courts. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

28. Effective Date

This Agreement shall become effective and enforceable on the eighth (8th) day after the date the Executive signs this Agreement, provided that the Executive has not revoked this Agreement during the Revocation Period (the “Effective Date”).

29. Entire Agreement; Amendment

This Agreement, together with the Continuing Obligations reaffirmed in Section 15, the Severance Plan, the Participation Agreement, and the applicable equity plans and award agreements (in each case to the extent not inconsistent with this Agreement), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the Parties relating to such subject matter, except as expressly preserved herein. This Agreement may not be amended or modified except by a written instrument signed by both Parties. The Executive acknowledges that the Executive has not relied on any representation or statement not expressly set forth in this Agreement.

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30. Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, such provision shall be modified to the minimum extent necessary to make it enforceable or, if such modification is not possible, severed from this Agreement, and the remaining provisions shall continue in full force and effect; provided, however, that if the general release set forth in Section 6 is held to be invalid or unenforceable in any material respect, the Executive shall, at the Company’s option, either execute a valid and enforceable release of equivalent scope or return to the Company the Separation Benefits.

31. Counterparts; Electronic Signature

This Agreement may be executed in counterparts, including by electronic signature or portable document format (PDF), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

32. Headings

The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

33. Knowing and Voluntary Execution

The Executive acknowledges that the Executive has read this Agreement carefully, understands all of its terms, has had the opportunity to consult with counsel of the Executive’s choice, has been afforded sufficient time to consider this Agreement, and is entering into this Agreement knowingly, voluntarily, and of the Executive’s own free will, without coercion or duress, in exchange for the consideration described herein.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

EXECUTIVE

_________________________________

Luan Pham

Date:

BYRNA TECHNOLOGIES INC.

__________________________________

By: Conn Davis

Title: CEO

Date: